Consent to Temporary Reduction of Biweekly Installments of Base Salary
Reference is hereby made to that certain Employment Agreement between the undersigned (“Executive”) and PBF Investments LLC (“Company”) dated as of September4, 2014 (the “Employment Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.
WHEREAS, due to the Company’s financial circumstances arising from current market and other conditions that are adversely impacting the business (collectively, “Market Conditions”), the Company and its affiliates are undertaking a number of short-term initiatives to temporarily reduce operating expenses and desire to implement reductions in the salaries of its executives and other highly compensated employees;
WHEREAS, pursuant to the terms of the Employment Agreement, a failure to pay or cause to be paid Executive’s Base Salary when due constitutes “Good Reason” under clause (A) of that term as defined in the Employment Agreement unless the Executive’s consent is obtained; and
WHEREAS, Executive is willing to consent to a temporary reduction in Executive’s Base Salary solely as part of the response to the Market Conditions and not for any other purposes under the Employment Agreement;
NOW, THEREFORE, IT IS UNDERSTOOD AND AGREED that, effective as of April 1, 2020 (the “Effective Date”), in connection with the Market Conditions, Executive hereby consents to a temporary 50% reduction in the biweekly installments of Executive’s Base Salary to be paid by the Company from the Effective Date; provided that such reduction in the biweekly installments shall not reduce Executive’s current annual Base Salary of $537,500 for any purpose under the Employment Agreement.

ACKNOWLEDGED AND AGREED:

EXECUTIVE

/s/ Thomas O'Connor		3/26/2020
Name:	Thomas O'Conner	Date
Title:	Senior Vice President, Commercial

COMPANY

/s/ Thomas Nimbley		3/26/2020
Name:	Thomas Nimbley	Date
Title:	Chief Executive Officer